Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Cloudastructure, Inc. on Form S-l of our Report of Independent Registered Public Accounting Firm, dated July 1,2024, except for Notes 3, 4 and 7, as to which the date is November 1, 2024, related to the balance sheet of Cloudastructure, Inc. as of December 31,2023, and 2022, and the related statements of operations and comprehensive loss, stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

November 8, 2024

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com